Exhibit 5.1

Texas New York Washington, DC Connecticut Seattle Dubai London	Bracewell LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770 713.223.2300 Office 800.404.3970 Fax bracewelllaw.com

June 24, 2016

Apache Corporation

2000 Post Oak Blvd., Suite 100

Houston, Texas 77056-4400

Re:	Apache Corporation 2016 Omnibus Compensation Plan

Dear Ladies and Gentlemen:

We have acted as counsel to Apache Corporation, a Delaware corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 36,668,000 shares of the Company’s common stock, par value $0.625 per share (the “Shares”), deliverable pursuant to the terms of awards granted under the Apache Corporation 2016 Omnibus Compensation Plan (the “Plan”). At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined (1) the Registration Statement; (2) the Company’s Restated Certificate of Incorporation, as amended; (3) the Company’s Bylaws; (4) the Plan; (5) extracts from certain resolutions of the Board of Directors of the Company; (6) extracts from certain minutes of the proceedings of the stockholders of the Company; and (7) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. In addition, we have assumed that the Registration Statement has been filed with the Commission and has become effective under the Act.

Based upon the foregoing and subject to the limitations and assumptions set forth herein and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized, and, when issued and sold in accordance with the Plan and the provisions of the award agreements relating to awards

Apache Corporation

June 24, 2016

granted under the Plan, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the General Corporation Law of the State of Delaware and the relevant federal law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction. The references to the General Corporation Law of the State of Delaware in the preceding sentence include the referenced statutory provisions as well as all applicable provisions of the Delaware Constitution and the reported judicial cases interpreting these laws currently in effect.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell LLP
Bracewell LLP